                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement                                  [_]  Confidential, for Use of the Commission Only
[X] Definitive Proxy Statement                                       (as permitted by Rule 14a-6(e)(2))
[_] Definitve Additional Materials
[_] Soliciting Material Pusuant to Rule 14a-11(c) or Rule 14a-12

                                SCIQUEST, INC.
                               -----------------
               (Name of Registrant as Specified In Its Charter)

                                Not Applicable
                               -----------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee paid previously with preliminary materials.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

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   (2) Aggregate number of securities to which transaction applies:

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   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
        (set forth the amount on which the filing fee is calculated and state how it was determined):

  -----------------------------------------------------------------------------

   (4) Proposed maximum aggregate value of transaction:

  -----------------------------------------------------------------------------

   (5) Total fee paid:

  -----------------------------------------------------------------------------
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

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

                                SCIQUEST, INC.
                       5151 McCrimmon Parkway, Suite 216
                       Morrisville, North Carolina 27560
                                (919) 659-2100

                ----------------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 1, 2002

                ----------------------------------------------

   The Annual Meeting of Stockholders of SciQuest, Inc. (the "Company") will be held at the Sheraton Imperial Hotel & Convention Center, Research Triangle Park, 4700 Emperor Boulevard, Durham, NC 27703, at 9:00 a.m., Eastern Daylight Savings time, on Wednesday, May 1, 2002 (the "Annual Meeting"), to consider and act upon:

    1. the election of two (2) directors to the Company's Board of Directors;

    2. a proposal to ratify the selection of independent public accountants for the Company's current fiscal year; and

    3. such other business as may properly come before the Annual Meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on March 15, 2002, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                          By Order of the Board of Directors,
                                        /s/ M. SCOTT ANDREWS
                                          M. Scott Andrews,
                                          Chairman of the Board of Directors

March 27, 2002
Morrisville, North Carolina

                                   IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                SCIQUEST, INC.
                       5151 McCrimmon Parkway, Suite 216
                       Morrisville, North Carolina 27560

                            ----------------------

                                PROXY STATEMENT

                            ----------------------

                                  May 1, 2002

                                 -------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

Stockholders' Meeting

   This Proxy Statement and the enclosed Proxy card ("Proxy") are furnished on behalf of the Board of Directors of SciQuest, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on May 1, 2002 at 9:00 a.m., Eastern Daylight Savings time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes described in this Proxy Statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Sheraton Imperial Hotel & Convention Center, Research Triangle Park, 4700 Emperor Boulevard, Durham, NC 27703. We intend to mail this Proxy Statement and the accompanying Proxy on or about March 27, 2002, to all stockholders entitled to vote at the Annual Meeting.

Stockholders Entitled to Vote

   Only holders of record of our $.001 par value per share common stock (the "Common Stock") at the close of business on March 15, 2002 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 15, 2002, we had outstanding and entitled to vote 29,745,350 shares of Common Stock. Each holder of record of Common Stock on March 15, 2002 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any stockholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of SciQuest or by filing with the Secretary of SciQuest a Proxy bearing a later date.

Quorum; Counting of Votes

   Our Bylaws provide that at any meeting of stockholders, the holders of a majority of the issued and outstanding shares of Common Stock present in person or by proxy constitute a quorum for the transaction of business. The election of directors will be decided by a plurality of the votes of the shares cast, in person or by proxy, at the Annual Meeting. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner. The approval and ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote. An abstention with respect to any such proposal will have the same effect as a vote against such proposal. With respect to broker non-votes, the shares will not be considered present at the meeting for the proposal to which authority was withheld. Consequently, broker non-votes will have the effect of reducing the number of affirmative votes required to approve these proposals, because they reduce the number of shares present at the meeting from which a majority is calculated.

Proxies

   When the enclosed proxy card is properly voted in accordance with the instructions on the proxy card the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a proxy will be voted in favor of the nominees for election to the Board of Directors and in favor of each of the remaining proposals.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information with respect to the beneficial ownership of our capital stock as of February 28, 2002 by:

  . all those known by us to be beneficial owners of more than five percent of the outstanding shares of Common Stock;

  .  each director;

  .  each of the named executive officers; and

  .  all executive officers and directors as a group.

   For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding as of February 28, 2002 is 29,387,540. Options that are exercisable within sixty days of February 28, 2002 are deemed to be outstanding and to be beneficially owned by the stockholder holding the options for the purpose of computing that stockholder's percentage ownership but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named on this table have sole voting and investment control with respect to all shares beneficially owned.

                                                       Shares of Common
                                                          Stock Owned
                                                     --------------------
     Name                                             Shares       Percent
     ----                                            ---------     -------
     M. Scott Andrews...............................   599,110(1)    2.0%
     Stephen J. Wiehe...............................   391,904(2)    1.3
     Bruce J. Boehm.................................   310,007(3)    1.0
     Robert M. Fusillo..............................   188,905(4)      *
     James J. Scheuer...............................   169,123(5)      *
     Noel J. Fenton.................................    47,856(6)      *
     James B. Duke..................................    51,659(7)      *
     Eric L. Bernstein..............................    42,361(8)      *
     Lloyd M. Segal.................................    37,165(9)      *
     Gautam A. Prakash..............................    52,638(10)     *
     Louis M. Sherwood, M.D.........................         0         *
     All directors and executive officers as a group
       (10 persons) (1)(2)(3)(4)(5)(6)(7)(8)(9)(10). 1,890,728       6.3

--------
*  Less than one percent.
(1) Includes 136,718 shares owned by Andrews Properties of Wake County LLC, with respect to which Mr. Andrews may be deemed a beneficial owner.
(2) Consists of shares subject to options that are currently exercisable or that are exercisable within 60 days.
(3) Includes 10,169 shares subject to a warrant that is currently exercisable.
(4) Includes 137,197 shares subject to options that are currently exercisable or that are exercisable within 60 days.

(5) Includes 79,238 shares subject to options that are currently exercisable or that are exercisable within 60 days.
(6) Includes 21,356 shares held by the Fenton Family 1994 Trust. Mr. Fenton disclaims beneficial ownership of these shares.
(7) Includes 47,569 shares subject to options that are currently exercisable or that are exercisable within 60 days.
(8) Consists of shares subject to options that are currently exercisable or that are exercisable within 60 days.
(9) Includes 13,000 shares owned by Timera Capital, Inc. Mr. Segal is an officer and shareholder of this entity and may be deemed to be a beneficial owner of these shares. Mr. Segal disclaims beneficial ownership of these shares. Also includes 16,665 shares subject to options that are currently exercisable or that are exercisable within 60 days.
(10) Includes 19,166 shares owned by Bessemer Ventures Partners IV, L.P., Bessemer Venture Investors L.P. and Bessee Ventures IV, L.P., with respect to which Mr. Prakash may be deemed a beneficial owner.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

Introduction

   At the Annual Meeting, two directors are to be elected for the terms described below. The board of directors is divided into three classes, with members serving for staggered three-year terms. The board is comprised of three Class I directors (Bruce J. Boehm, Gautam A. Prakash and Lloyd Segal), two Class II directors (Noel J. Fenton and Stephen J. Wiehe) and one Class III director (M. Scott Andrews ). There is currently one vacancy in Class III of the Board of Directors. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of the Class III directors will expire upon the election and qualification of successor directors at the 2002 annual meeting of stockholders. The term of the Class I directors will expire upon the election and qualification of successor directors at the 2003 annual meeting of stockholders. The term of the Class II directors will expire upon the election and qualification of successor directors at the 2004 Annual Meeting. There are no family relationships between any of the directors.

   Mr. Prakash will be resigning from the Board of Directors as of May 1, 2002. The Board of Directors has nominated Louis M. Sherwood, M.D. to stand for election to fill Mr. Prakash's Class I term, which expires at the 2003 annual meeting of stockholders. Board of Directors has not nominated anyone to fill the current Class III vacancy, nor does it have any current plans to do so.

   Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

   The Board of Directors recommends a vote FOR each named nominee.

Nominees

   The name and age, principal occupation or employment, and other data regarding each nominee, based on information received from the respective nominees, are set forth below:

  Nominee to Serve as a Class III Director

   M. Scott Andrews, 36, co-founded SciQuest in November 1995 and served as our Chief Executive Officer until February 2001 and currently serves as Product Marketing Director and as a Director. From October 1991 to January 1996, Mr. Andrews was a sales professional for Baxter Healthcare Corporation, a scientific products company, which was acquired by VWR Scientific Products Corporation. From May 1987 to October 1991, Mr. Andrews served in the U.S. Army as an aviation officer. Mr. Andrews received an M.B.A. from the University of North Carolina at Chapel Hill and a B.S. in business management from the United States Military Academy at West Point.

  Nominee to Serve as a Class I Director

   Louis M. Sherwood, MD., 65, recently retired as Senior Vice President, Medical and Scientific Affairs for the U.S. Human Health Division of Merck & Company, a position he held for ten years. Dr. Sherwood had been employed by Merck since 1987. At Merck, he had previously served as Executive Vice President, Worldwide Development. In addition, Dr. Sherwood holds appointments as Adjunct Professor of Medicine at the University of Pennsylvania School of Medicine and Albert Einstein College of Medicine. Prior to joining Merck, he was Baumritter Professor and Chairman of Medicine at the Albert Einstein College of Medicine and Montefiore Medical Center from 1980 to 1987, and he had previously been on the faculties of the University of Chicago and Harvard Medical Schools. Dr. Sherwood is an endocrinologist who has conducted basic, clinical and outcomes research. He received his undergraduate degree at the Johns Hopkins University and his medical degree from the Columbia College of Physicians and Surgeons.

Current Directors

   The directors of the Company continuing in office following the Annual Meeting as Class I Directors, serving until the 2003 Annual Meeting, are as follows:

   Bruce J. Boehm, 48, has served as a director of the Company since October 1997. Since 1992, Mr. Boehm has been active as an originator of and investor in early stage technology companies. Mr. Boehm received M.B.A. and M.S. degrees from Stanford University and a B.S. from the Massachusetts Institute of Technology.

   Lloyd M. Segal, 37, has served as a director of the Company since May 2000. Mr. Segal has been President and Chief Executive Officer of Caprion Pharmaceuticals Inc. since November 1998. Mr. Segal was previously President and Chief Executive Officer of Advanced Bioconcept Ltd. from 1996 to 1998. Mr. Segal was a management consultant with McKinsey & Co. from 1992 to 1996, focusing on North America financial institutions and industrial clients. Mr. Segal is a member of the Board of Overseers of the School of Science, Brandeis University. Mr. Segal earned a B.A. in Politics from Brandeis University, Boston, and an M.B.A. from Harvard University.

   The directors of the Company continuing in office following the Annual Meeting as Class II Directors, serving until the 2004 Annual Meeting, are as follows:

   Noel J. Fenton, 63, has served as a director of SciQuest since November 1998. Mr. Fenton has been a General Partner of Trinity Ventures since 1986. From 1964 to 1986, he was a co-founder of three venture capital backed start-up companies, for two of which, Acurex Corporation and Covalent Systems Corporation, he served as CEO. Mr. Fenton received an M.B.A. from Stanford University and a B.S. from Cornell University.

   Stephen J. Wiehe, 38, has served as Chief Executive Officer and Director since February 2001. From June 2000 to February 2001, Mr. Wiehe served as
Senior Director-Strategic Investments & Mergers and Acquisitions at SAS Institute. From October 1999 to June 2000, Mr. Wiehe served as President and Chief Executive Officer of DataFlux Corporation, which was acquired by SAS Institute. From June 1998 to October 1999, Mr. Wiehe served as Managing Director/Europe and senior executive vice president for Sungard Treasury Systems, a division of Sungard Data Systems, Inc (NYSE: SDS). From June 1996 to June 1998, Mr. Wiehe served as President and Chief Executive Officer of Multinational Computer Models, Inc., which was sold to SunGard Data Systems in 1998. Mr. Wiehe began his career with the General Electric Company. He graduated from its Financial Management Program with honors and became treasurer of GE Plastics. Mr. Wiehe is a graduate of the University of Kentucky.

Board of Directors Meetings, Committees and Compensation

   During 2001, the Board of Directors held 11 meetings. All of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of committees of the Board of Directors on which they served.

   Messrs. Boehm, Segal and Prakash are members of the Audit Committee. Mr. Prakash will be resigning as a director as of May 1, 2002, and his replacement on the Audit Committee has not yet been determined. The Audit Committee reviews the scope and timing of our audit services and any other services our independent auditors are asked to perform, the auditors report on our financial statements following completion of their audit and their policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent auditors for the following year.

   Messrs. Fenton and Prakash are members of the Compensation Committee. Mr. Prakash will be resigning as a director as of May 1, 2002, and his replacement on the Compensation Committee has not yet been determined. The Compensation Committee reviews and evaluates the compensation and benefits of all officers, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors. The Compensation Committee administers the Company's 1997 Stock Option Plan, 1999 Stock Incentive Plan and 2000 Employee Stock Purchase Plan.

   In April 2001, Mr. Segal was granted an option to acquire 25,000 shares of Common Stock at an exercise price of $0.69 per share, which option vests in equal annual installments over a three-year period. Other than this option grant, the Company's directors did not receive any compensation for services performed in their capacity as directors in 2001. The Company reimburses each director for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees.

Executive Compensation

   The following table sets forth the total compensation paid during the year ended December 31, 2001 to each person who served as Chief Executive Officer during 2001 and its four other most highly compensated executive officers who earned more than $100,000 during 2001. Mr. Andrews served as Chief Executive Officer until February 16, 2001, and Mr. Wiehe served as Chief Executive Officer thereafter. These persons are referred to as the named executive officers elsewhere in this Proxy Statement.

                                                                               Long-Term
                                                                              Compensation
                                               Annual Compensation               Award
                                     ---------------------------------------- ------------
                                                                               Number of
                                                                               Securities
                                     Fiscal                      All Other     Underlying
Name and Principal Position           Year   Salary   Bonus   Compensation(1)   Options
---------------------------          ------ -------- -------- --------------- ------------
Stephen J. Wiehe....................  2001  $237,980 $110,000     $ 1,531      1,050,000
 Chief Executive Officer
M. Scott Andrews....................  2001   225,000        0      11,393         25,000
  Product Marketing Director, former  2000   210,577        0       4,149        600,000
 Chief Executive Officer              1999    99,196  150,000       3,362              0

Eric L. Bernstein...................  2001   148,016        0       1,564        175,000
 VP Sales
James B. Duke.......................  2001   143,365   54,572       1,892        175,000
 VP Products and Strategy
Robert M. Fusillo...................  2001   167,308   19,013       3,292         50,000
  Chief Information Officer           2000   157,692   20,000       6,152         69,250
                                      1999   142,481  105,000       4,370        125,794(2)
James J. Scheuer....................  2001   175,000   54,572       8,376         75,000
  Chief Financial Officer             2000   169,346   35,000       4,263        145,000
                                      1999   125,085  125,000       3,197         33,244(3)

--------
(1) These amounts represent primarily life and health insurance premiums and income tax preparation services paid by the Company on behalf of the named executive officers.
(2) Reflects total grants of 191,831 options, of which 41,708 were exercised in 1999 and 24,329 were exercised in 2000.
(3) Reflects total grants of 141,782 options, of which 50,607 were exercised in 1999, 27,863 were exercised in 2000, and 30,068 were exercised in 2001.

Options Granted During Last Fiscal Year

                                % of Total                      Potential Realizable Value
                    Number of    Options                         at Assumed Annual Rates
                   Securities   Granted to Exercise            for Stock Price Appreciation
                   Underlying   Employees   Price                   for Option Term(3)
-                    Options    in Fiscal    Per    Expiration ----------------------------
Name              Granted(1)(2)    Year     Share      Date          5%            10%
----              ------------- ---------- -------- ----------   ----------    ----------
Stephen J. Wiehe.    900,000      17.09%    $1.88    02/28/11  $1,064,090     $2,696,612
                     150,000       2.85      0.87    08/01/11      82,071        207,983
M. Scott Andrews.     25,000(4)    0.47      0.87    08/01/11      13,678         34,664
Eric L. Bernstein    125,000       2.37      1.29    05/15/11     101,409        256,991
                      50,000(4)    0.95      0.87    08/01/11      27,357         69,328
James B. Duke....    125,000       2.37      0.69    04/04/11      54,242        137,460
                      50,000(4)    0.95      0.87    08/01/11      27,357         69,328
Robert M. Fusillo     50,000(4)    0.95      0.87    08/01/11      27,357         69,328
James J. Scheuer.     75,000(4)    1.43      0.87    08/01/11      41,035        103,992

--------
(1) Unless otherwise indicated, each option vests and becomes exercisable as follows: 25% on the one year anniversary of the date of grant, and in equal monthly increments of 2.084% per month for 36 months, with full vesting at 48 months from the date of grant.
(2) Options were granted under the SciQuest, Inc. 1999 Stock Incentive Plan.
(3) The potential realizable value of the options reported above was calculated by assuming 5% and 10% annual rates of appreciation of the Common Stock based on the exercise price of the option from the date of grant of the options until the expiration of the options. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock. The actual value realized from the options could be substantially higher or lower than the values reported above, depending upon the future appreciation or depreciation of the Common Stock during the option period and the timing of exercise of the options. The potential realizable value computation does not take into account federal or state income tax consequences of options exercised or sales of appreciated stock.
(4) Options vest in equal monthly installments over a 36 month period beginning one month after issuance.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option
Values

   The following table sets forth certain information concerning option exercises by the named executive officers during 2001.

                                          Number of Securities      Value of Unexercised
                   Shares                Underlying Unexercised     In-the-Money Options
                  Acquired             Options at Fiscal Year End   at Fiscal Year End(2)
                     on       Value    -------------------------- -------------------------
Name              Exercise Realized(1) Exercisable  Unexercisable Exercisable Unexercisable
----              -------- ----------- -----------  ------------- ----------- -------------
Stephen J. Wiehe.      --    $    --     305,952       744,048     $ 13,666     $109,334
M. Scott Andrews.      --         --     152,777       472,223        2,277       18,223
Eric L. Bernstein      --         --       5,555       169,445        4,555       86,445
James B. Duke....      --         --       5,555       169,445        4,555      161,445
Robert M. Fusillo      --         --     123,298       121,746      103,967       88,766
James J. Scheuer.  30,068     55,517      83,588       169,656       19,243       54,667

--------
(1) Upon exercise of the option, an option holder did not receive the amount reported above under the column Value Realized. The amounts reported above under Value Realized merely reflect the amount by which the value of the Common Stock exceeded the exercise price of the option on the date of exercise of the option. The option holder does not realize any cash until the shares of Common Stock issued upon exercise of the options are sold.
(2) The value of the Common Stock at December 31, 2001 was $1.69 per share, based on the closing price of the Common Stock on that date as reported by Nasdaq. The value of options was determined by subtracting the aggregate exercise prices of the options from the value of the Common Stock issuable upon exercise of the options.

Employment Agreements

   Our principal employees, including executive officers, are required to sign an agreement prohibiting their disclosure of any confidential or proprietary information and restricting their ability to compete with SciQuest during their employment and for a period of two years thereafter, restricting solicitation of customers and employees following their employment with SciQuest and providing for ownership and assignment of intellectual property rights to the Company.

   Mr. Wiehe has an employment contract through February 5, 2003. During this period, Mr. Wiehe's salary will be $275,000. If the Board of Directors terminates Mr. Wiehe for any reason other than cause during the term of this agreement, Mr. Wiehe will receive twelve months of severance pay and eighteen months of medical coverage.

Compensation Committee Interlocks and Insider Participation

   The following non-employee directors were members of the Compensation Committee of the Board of Directors during 2001: Noel J. Fenton and Gautam A. Prakash. None of the members of the Compensation Committee has any direct or indirect material interest in SciQuest outside of his position as a director.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. To our knowledge, all directors, executive officers and 10% stockholders complied during 2001 with all applicable Section 16(a) filing requirements.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

   The Compensation Committee of our Board of Directors has furnished the following report on executive compensation in accordance with the rules and regulations of the Securities and Exchange Commission. This report outlines the duties of the Compensation Committee with respect to executive compensation, the various components of SciQuest's compensation program for executive officers and other key employees, and the basis on which the 2001 compensation was determined for the executive officers of SciQuest, with particular detail given to the 2001 compensation for the Chief Executive Officer.

Compensation of Executive Officers Generally

   The Compensation Committee of the Board of Directors is responsible for establishing compensation levels for all executive officers, including the annual bonus plan for executive officers and for administering SciQuest's 1997 Stock Option Plan, 1999 Stock Incentive Plan and 2000 Employee Stock Purchase Plan. The Compensation Committee is comprised of two non-employee directors:
Messrs. Fenton and Prakash. Mr. Prakash will be resigning as a director as of May 1, 2002, and his replacement on the Compensation Committee has not yet been determined. The compensation program for all employees, including executives, emphasizes variable compensation, primarily through performance-based grants of short- and long-term performance based incentives. Salaries at all employee levels are generally targeted at median market levels. SciQuest has established a cash-based incentive plan with awards targeted to provide fully competitive levels of total cash compensation based on the degree of achievement by SciQuest of financial and operational performance measures. In addition, SciQuest's compensation program rewards individual performance that furthers company goals. Executive compensation generally consists of the following: (i) base salary; (ii) incentive bonuses; (iii) long-term equity incentive awards in the form of stock option grants; and (iv) other benefits. Each executive officer's compensation package is designed to provide an appropriately weighted mix of these elements.

   Base Salary. Base salary levels for each of SciQuest's executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Compensation Committee believes are paid equal to or somewhat above the median salaries for similar executive officers at comparable companies. The Compensation Committee does not use formulas but instead exercises its judgment based on considerations including overall responsibilities and the importance of these responsibilities to SciQuest's success, experience and ability, past short-term and long-term job performance and salary history. In addition, the Compensation Committee generally takes into account SciQuest's past financial performance and future expectations, as well as the performance of the executives and changes in the executives' responsibilities. The Compensation Committee places a strong emphasis on teamwork; therefore, annual base salaries are not dependent on objective, corporate performance standards for any executive officer, including the Chief Executive Officer.

   Incentive Bonuses. All employees and officers, with the exception of Mr. Wiehe, participate in incentive bonus plans which compensate the employees based upon company wide or individual goals. In addition, the Compensation Committee recommends the payment of bonuses to provide an incentive to executive officers to be productive over the course of each fiscal year. These bonuses are awarded only if SciQuest achieves or exceeds certain corporate performance objectives. The incentive bonus to each executive officer is based on the individual executive's performance as it relates to the Company's performance. Messrs. Wiehe, Duke and Scheuer received incentive bonuses based upon their specific accomplishments during 2001.

   Equity Incentives. Stock options are used for payment of long-term compensation to provide a stock-based incentive to improve SciQuest's financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. Generally, stock options are granted to executive officers from time to time based primarily upon the individual's actual and/or potential contributions to SciQuest and SciQuest's financial performance. Stock options are designed to align the interests of the executive officers with those of SciQuest stockholders by encouraging executive officers to enhance the value of SciQuest, the price of its Common Stock, and hence, the stockholder's return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with SciQuest. SciQuest has granted options to the executives on an ongoing basis to provide continuing incentives to the executives to meet future performance goals and to remain with SciQuest.

   Other Benefits. Benefits offered to executive officers are provided to serve as a safety net of protection against the financial catastrophes that can result from illness, disability, or death. SciQuest has also established a tax-qualified deferred compensation 401(k) Savings Plan covering all eligible employees. This plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain limitations, a maximum of 30% of their salary or $11,000 on a pre-tax basis. SciQuest does not match any portion of the employee's contribution.

Compensation of the Chief Executive Officer

   The Compensation Committee annually reviews the performance and compensation of the Chief Executive Officer based on the assessment of his past performance and its expectation of his future contributions to the Company's performance.
M. Scott Andrews served as the Company's Chief Executive Officer from January 1, 2001 to February 16, 2001. In 2001, Mr. Andrews received a base salary of $225,000 and no bonus. Stephen J. Wiehe served as Chief Executive Officer since February 16, 2001. Mr. Wiehe received a base salary of $237,980 and a bonus of $110,000. The Compensation Committee believes the compensation paid to Mr. Andrews and Mr. Wiehe was reasonable. Mr. Wiehe has an employment contract through February 5, 2003. During this period, Mr. Wiehe's annual salary will be $275,000.

Policy with Respect to Qualifying Compensation for Deductibility

   Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its Chief Executive Officer and the other four most highly compensated executive officers of a corporation. SciQuest has not established a policy with regard to Section 162(m) of the Code, since it has not and does not currently anticipate paying cash compensation in excess of one million dollars per annum to any employee. None of the compensation paid by SciQuest in 2001 was subject to the limitations on deductibility. The Board of Directors will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

                                          Members of the Compensation Committee

                                          Noel J. Fenton
                                          Gautam Prakash

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee of the Board of Directors developed a charter for the Audit Committee, which was approved by the full Board on March 24, 2000. The Audit Committee is comprised of three non-employee directors: Messrs. Boehm, Segal and Prakash. Mr. Prakash will be resigning as a director as of May 1, 2002, and his replacement on the Audit Committee has not yet been determined. Each member of the Audit Committee is independent under Rule 4200(a)(15) of the National Association of Securities Dealers.

   As set forth in more detail in the charter, the Audit Committee's primary responsibilities fall into three broad categories:

  . Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of SciQuest.

  . Oversee that management has established and maintained processes to assure that an adequate system of internal control is functioning with SciQuest.

  . Oversee that management has established and maintained processes to assure compliance by SciQuest with all applicable laws, regulations and corporate policy.

   The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee's charter. These procedures include requiring management to provide a report to the Audit Committee regarding internal control procedures and reviewing all management letters received from SciQuest's auditors. To carry out its responsibilities, the Audit Committee met four times during fiscal 2001.

   In overseeing the preparation of SciQuest's financial statements, the Audit Committee met with both management and SciQuest's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. In particular, the Audit Committee has reviewed those accounting policies that management believes are of particular importance to SciQuest's financial statement presentation. These critical accounting policies are discussed in greater detail in SciQuest's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed the statements with both management and the outside auditors. The Audit Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 90 (Communication With Audit Committees).

   With respect to SciQuest's outside auditors, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence, including the disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).The Audit Committee has reviewed and discussed the fees paid to PricewaterhouseCoopers LLP during the last fiscal year for audit and non-audit services, which are set forth in this Proxy Statement under "Audit Fees," and has determined that the provision of the non-audit services are compatible with the firm's independence.

   On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that it approve the inclusion of SciQuest's audited financial statements in SciQuest's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                          Members of the Audit Committee

                                          Bruce J. Boehm (Chairman)
                                          Lloyd Segal
                                          Gautam Prakash

                            STOCK PERFORMANCE GRAPH

   The following line-graph provides a comparison of the cumulative total stockholder return on the Company's Common Stock for the period from the date of the Company's initial public offering on November 19, 1999 through December 31, 2001, against the cumulative stockholder return during such period achieved by The Nasdaq Stock Market--U.S. Companies ("Nasdaq Index") and the Nasdaq Computer and Data Processing Index ("Nasdaq Computer & Data Process Index"). The graph assumes that $100 was invested on November 19, 1999 in the Company's Common Stock and in each of the comparison indices, and assumes reinvestment of dividends.

   The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (collectively, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.






                                    [CHART]


                         SciQuest.com, Inc.
11/19/99                             100.00
12/31/99                             265.00
12/31/00                               4.37
12/31/01                               5.63

         Nasdaq Stock Market (US Companies)
11/19/99                             100.00
12/31/99                             103.19
12/31/00                              62.65
12/31/01                              49.46

                      Nasdaq Computer Index
11/19/99                             100.00
12/31/99                             135.61
12/31/00                              62.44
12/31/01                              50.29

-
Company Name / Index                 11/19/1999 12/31/1999 12/31/2000 12/31/2001
--------------------                 ---------- ---------- ---------- ----------
SCIQUEST INC........................   100.00     265.00      4.37       5.63
NASDAQ INDEX........................   100.00     103.19     62.65      49.46
NASDAQ COMPUTER & DATA PROCESS INDEX   100.00     135.61     62.44      50.29

--------
Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.00 on 11/19/1999.

Related Party Transactions

   In 2001, we guaranteed the payment of a loan made by Bank of America to M. Scott Andrews in the amount of $400,000. The Company had secured the loan with a certificate of deposit in a like amount. The loan bore interest at a rate of 6.25% and was payable in full on January 17, 2002. Mr. Andrews repaid this loan in December 2001. In February 2002, Mr. Andrews borrowed an additional $80,000 from the Bank of America, which loan was guaranteed by the Company. The Company has secured the loan with a certificate of deposit in a like amount. The loan bears interest at prime rate and becomes payable in full in February 2004. We have agreed to reimburse Mr. Andrews for all interest paid on this loan.

   In January 2001, we guaranteed the payment of a loan made by Wachovia Bank, N.A. to James J. Scheuer in the amount of $186,750. Mr. Scheuer applied for the loan primarily in order to pay tax liabilities and other expenses incurred in connection with the exercise of stock options by Mr. Scheuer during 1999 and 2000. The loan is unsecured and has a 15-month term. The loan bears interest at the prime rate (currently 5.5%). During 2001, Mr. Scheuer repaid $125,000 of the loan, leaving a remaining balance of $61,750 at December 31, 2001. The loan has been extended to December 31, 2002. The Company has agreed to reimburse Mr. Scheuer for all interest paid on the loan. In 2001, we reimbursed Mr. Scheuer for interest payments totaling $8,218.

   Each of these transactions was approved by a majority of the Company's disinterested directors.

                                  PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as its independent auditor for the fiscal year ending December 31, 2002. The appointment of this firm was recommended to the Board by its Audit Committee. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Audit Fees

   The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for fiscal year 2001 and the reviews of the financial statements included in our Forms 10-Q for such fiscal year were $102,992.

Financial Information Systems Design and Implementation Fees

   There were no fees billed by PricewaterhouseCoopers LLP for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X during 2001.

All Other Fees

   The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered other than as stated above were $95,492, which fees were primarily for tax-related services. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of PricewaterhouseCoopers.

   The Board of Directors believes that the proposal to ratify the selection of independent auditors is in the best interest of SciQuest and recommends a vote FOR the proposal. Proxies will be so voted unless stockholders specify otherwise on their proxy card.

                             STOCKHOLDER PROPOSALS

   Rules of the Securities and Exchange Commission require that any proposal by a stockholder of the Company for consideration at the 2003 Annual Meeting of Stockholders must be received by the Company no later than November 26, 2002 if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 2003 Annual Meeting. Under such rules, the Company is not required to include stockholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

   In order for a stockholder to bring any business or nominations before the Annual Meeting of Stockholders, certain conditions set forth in Article 1 of our Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 30 days prior to the meeting as originally scheduled.

                                 OTHER MATTERS

   Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the stockholders arise, the representatives named on the accompanying Proxy will vote in accordance with their best judgment as to the interests of the Company and stockholders.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                        /s/ M. SCOTT ANDREWS
                                          M. Scott Andrews,
                                          Chairman of the Board

[SCIQUEST LOGO]                 SciQuest, Inc. encourages you to vote your
SCIQUEST, INC.                  shares. If possible, please use the more
5151 McCRIMMON PKWY             cost-effective methods of voting by
SUITE 216                       Internet or telephone.
MORRISVILLE, NC 27560
                                VOTE BY INTERNET - www.proxyvote.com
                                                   -----------------
                                Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.
                                Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

                                VOTE BY PHONE - 1-800-690-6903
                                Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

                                VOTE BY MAIL
                                Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to SciQuest, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                                     SIQWST   KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY
              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCIQUEST, INC.
    The Board of Directors recommends a vote
    "FOR" all items.

    Vote On Directors                                                                          To withhold authority to vote, mark
    1.  Election of Directors                                       For  Withhold   For All    "For All Except" and write the
        Nominees:                                                   All     All     Except     nominee's number on the line below.

           01) M. Scott Andrews    02) Louis M. Sherwood, M.D.      [ ]     [ ]       [ ]      -------------------------------------

    Vote On Proposal                                                                                 For      Against     Abstain
    2.  Approval of the appointment of PricewaterhouseCoopers LLP as the independent auditors
        of the Company for the fiscal year ended December 31, 2002.                                  [ ]        [ ]         [ ]

    NOTE: In accordance with their judgment, the proxies may vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

    When this Proxy is properly executed and returned, and not revoked, the shares it represents will be voted at the meeting in accordance with the choices specified above. If no choice is specified, it will be voted FOR the election of the nominees listed in Proposal 1 above and FOR Proposal 2.

PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS ABOVE.

NOTE: When signing as attorney, trustee, administrator, executor or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. In the case of joint tenants, each joint owner must sign.

        I PLAN TO ATTEND THE MEETING     [ ]


------------------------------------------      --------------------------------

------------------------------------------      --------------------------------
Signature (PLEASE SIGN WITHIN BOX)    Date      Signature (Joint Owners)    Date

               Wait! There's an easier way to submit your proxy.
                         24 Hours a Day--7 Days a Week

                         Submit your Proxy by Telephone
            It's fast, convenient, and your submission is immediately
                             confirmed and posted.

                      Call Toll-Free On A Touch Tone Phone
                                 1-800-690-6903

                       Just follow these four easy steps:

        -------------------------------------------------------------------
        1.  Read the accompanying Proxy Statement and this proxy card.
        2   Call the toll-free number 1-800-690-6903.
        3.  Enter your 12-digit Control Number located on the reverse side.
        4.  Follow the simple recorded instructions.
        -------------------------------------------------------------------



                         Submit your Proxy by Internet
           It's fast, convenient, and your submission is immediately
                             confirmed and posted.

                                 Go to website:
                               WWW.PROXYVOTE.COM

                       Just follow these four easy steps:

        -------------------------------------------------------------------
        1.  Read the accompanying Proxy Statement and this proxy card.
        2.  Go to the website: www.proxyvote.com.
        3.  Enter your 12-digit Control Number located on the reverse side.
        4.  Follow the simple instructions.
        -------------------------------------------------------------------

               If you submit your proxy by telephone or Internet,
                         do not return your proxy card.
                      Thank you for your proxy submission.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 SciQuest, Inc.
                       5151 McCrimmon Parkway, Suite 216
                       Morrisville, North Carolina 27560

        This Proxy is solicited by the Board of Directors of SciQuest, Inc. (the "Company") for the 2002 Annual Meeting of Shareholders to be held on May 1, 2002 (the "Annual Meeting").

        The undersigned hereby appoints Peyton C. Anderson and James J. Scheuer, and each of them, with full power of substitution, as proxies to vote all of the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournments thereof, on the matters stated and in the manner described on the reverse side.

                        Please sign and date on reverse.
--------------------------------------------------------------------------------